                                                                    EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         CURAFLEX HEALTH SERVICES, INC.,

                CORAM HEALTHCARE CORPORATION, AS SELLER GUARANTOR

                           CURASCRIPT PHARMACY, INC.,

                         CURASCRIPT PBM SERVICES, INC.,

                                       AND

                    GTCR FUND VI, L.P., AS BUYERS' GUARANTOR






                               DATED June 9, 2000

                                TABLE OF CONTENTS

Section                                                                    Page
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
Recitals .....................................................................1

1        Definitions; Interpretation..........................................1
         1.1      Definitions.................................................1
         1.2      Interpretation..............................................6

2        Purchase and Sale of Businesses......................................6
         2.1      Purchase and Sale...........................................6
         2.2      Assumed Liabilities.........................................7
         2.3      Excluded Liabilities........................................7

3        Payment..............................................................8
         3.1      Purchase Price; Payment on the Closing Date.................8
         3.2      Allocation of Purchase Price................................8

4        The Closing..........................................................8
         4.1      The Closing.................................................8
         4.2      Seller's Deliveries.........................................8
         4.3      Buyer's Deliveries..........................................9
         4.4      Further Assurances.........................................10

5        Representations and Warranties of Seller............................10
         5.1      Corporate Status...........................................10
         5.2      Corporate Authority........................................10
         5.3      Non-Contravention; Approvals and Consents..................10
         5.4      Title to Transferred Assets................................11
         5.5      Change in Condition........................................11
         5.6      Taxes......................................................11
         5.7      Employee Benefit Plans.....................................11
         5.8      Litigation.................................................11
         5.9      Brokers....................................................12
         5.10     Intellectual Property; Software............................12
         5.11     Assumed Contracts..........................................12
         5.12     Seller's Health Care Licenses; Compliance with Health Care
                    Laws; Other Licenses.....................................13
         5.13     Leases; Other Real Property................................13
         5.14     Financial Statements.......................................14
         5.15     Subsidiaries, Investments..................................14
         5.16     Sufficiency of Transferred Assets..........................14
         5.17     Compliance with Laws.......................................14
         5.18     Employees..................................................14
         5.19     Affiliate Transactions.....................................14
         5.20     Inventory..................................................15
         5.21     Notes and Accounts Receivable..............................15
         5.22     Customers and Suppliers....................................15
         5.23     Absence of Developments....................................15
         5.24     Closing Date...............................................16
         5.25     Limitations on Representations and Warranties..............16

6        Representations and Warranties of Buyers............................16
         6.1      Corporate Status...........................................16


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
         6.2      Corporate Authority........................................16
         6.3      Non-Contravention..........................................17
         6.4      Brokers....................................................17
         6.5      Litigation.................................................17
         6.6      Licenses, Approvals and Consents...........................17
         6.7      No Knowledge of Violations.................................17
         6.8      Limitation on Representations and Warranties...............17

7        Interim Covenants of Seller.........................................17
         7.1      Operation of the Business..................................18
         7.2      Access to Facilities, Files and Records....................18
         7.3      Notice of Proceedings......................................18
         7.4      Hart-Scott-Rodino Filing...................................18
         7.5      Reasonable Commercial Efforts..............................18
         7.6      Notification of Certain Matters............................19
         7.7      Transfers..................................................19
         7.8      Consents Under Contractual Arrangements....................19
         7.9      Acquisition Proposals......................................19

8        Interim Covenants of Buyer..........................................20
         8.1      Application for Regulatory Consent and Licenses............20
         8.2      Notice of Proceedings......................................20
         8.3      Hart-Scott-Rodino Filing...................................20
         8.4      Reasonable Commercial Efforts..............................20
         8.5      Notification of Certain Matters............................20
         8.6      Transition of Business.....................................21

9        Conditions Precedent to Buyer's Obligations.........................21
         9.1      Representations, Warranties and Covenants..................21
         9.2      Proceedings................................................21
         9.3      Regulatory Approvals.......................................21
         9.4      Hart-Scott-Rodino..........................................22
         9.5      Deliveries.................................................22
         9.6      Consents to Assignment of Leases; Sublease Arrangements....22
         9.7      Sublease Arrangements......................................22
         9.8      NABP/NCPDP.................................................22
         9.9      Certain Assumed Contracts..................................22
         9.10     Other Consents.............................................22

10       Conditions Precedent to Sellers' Obligations........................22
         10.1     Representations, Warranties and Covenants..................22
         10.2     Proceedings................................................23
         10.3     Hart-Scott-Rodino..........................................23
         10.4     Deliveries.................................................23

11       Certain Post-Closing Matters........................................23
         11.1     Access to Records, Information and Personnel...............23
         11.2     Insurance..................................................23
         11.3     Books and Records..........................................24
         11.4     Taxes......................................................24
         11.5     Employee and Employee Benefits.............................25
         11.6     Reserved Names.............................................26
         11.7     Authorization to Operate Under Seller's Health Care
                    Licenses.................................................26
         11.8     Lease Guaranties...........................................27
         11.9     Guarantees.................................................27

12       Indemnification.....................................................27


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
         12.1     By Seller..................................................27
         12.2     By Buyers..................................................28
         12.3     Entitlement to Indemnification, Exclusivity................29
         12.4     Arbitration Procedure......................................29
         12.5     Notice and Defense of Claims...............................30
         12.6     Survival of Representations and Warranties.................32
         12.7     Limitations on Indemnified Buyers Parties' Right to
                    Indemnification..........................................32
         12.8     Adjustment of Purchase Price...............................32

13       Non-Competition; Non-Solicit........................................32

14       Termination.........................................................33
         14.1     Termination................................................33
         14.2     Effect of Termination......................................33
         14.3     Liquidated Damages.........................................33

15       Miscellaneous.......................................................34
         15.1     Amendment and Modification; Waiver of Provisions...........34
         15.2     Expenses...................................................34
         15.3     Successors and Assigns; Assignments........................34
         15.4     Confidentiality; Public Announcement.......................35
         15.5     Notices....................................................35
         15.6     No Third Parties Benefited.................................36
         15.7     Law Governing..............................................36
         15.8     Counterparts...............................................36
         15.9     Severability...............................................36
         15.10    Entire Agreement...........................................36
         15.11    Time is of the Essence.....................................37
         15.12    Construction...............................................37
         15.13    Consent to Jurisdiction....................................37
         15.14    Waiver of Jury Trial.......................................37

SCHEDULES
       Payor Contracts (PBM Services)/Section 1.1
       Provider Contracts (PBM Services/Section 1.1
       Drug Card Contracts/Section 1.1
       Direct Payor Contracts (Mail Order Services)/Section 1.1
       Addenda (Home Infusion)/Section 1.1
       Letter Agreements (Home Infusion)/Section 1.1
       Fee Reimbursement Schedule References (Home Infusion)/Section 1.1 Miscellaneous Contracts/Section 1.1
       Employees/Section 1.1 Excluded Assets/Section 1.1
       Financial Statements/Section 1.1
       Intellectual Property/Section 1.1
       Leases/Section 1.1
       Personal Property/Section 1.1
       Litigation/Section 5.8
       Allocation/Section 3.2
       Seller's Consents (Part A)/Section 5.3(a)
       Seller's Consents (Part B)/Section 5.3(a)
       Seller's Consents (Part C)/Section 5.3(b)
       Changes/Section 5.5 Employee Benefit Plans/Section 5.7(a)


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       Health Care Licenses/Section 5.12(a)
       Payment Programs/Section 5.12(b)
       Other Licenses/Section 5.12(f)
       Affiliate Transactions/Section 5.19
       Customers/Section 5.23
       Developments/Section 5.24
       Buyer's Consents/Section 6.3 Litigation (Buyer)/Section 6.5


EXHIBITS
       Exhibit - Assignment and Assumption Agreement
       Exhibit - Bill of Sale
       Exhibit - Marketing Services Agreement
       Exhibit - Transition Services Agreement

                                                               Execution Version


                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 9th day of June, 2000 by and among CURAFLEX HEALTH SERVICES, INC., a Delaware corporation ("Seller"), Coram Healthcare Corporation, a Delaware corporation, solely for purposes of Sections 7.9 and 11.9(a) (the "Seller Guarantor"), CURASCRIPT PHARMACY, INC., a Delaware corporation, CURASCRIPT PBM SERVICES, INC., a Delaware corporation (each a "Buyer" and collectively, the "Buyers"), and GTCR FUND VI, L.P., a Delaware limited partnership, solely for purposes of Section 14.3 (the "Buyers' Guarantor").

                              Background Provisions

                  A. Seller is engaged in the mail order pharmacy business and pharmacy benefit management business.

                  B. CuraScript Pharmacy, Inc. wishes to purchase from Seller and Seller wishes to sell to CuraScript Pharmacy, Inc., the Mail Order Services Business in accordance with the provisions set forth herein, and CuraScript PBM Services, Inc. wishes to purchase from Seller and Seller wishes to sell to CuraScript PBM Services, Inc. the PBM Services Business in accordance with the provisions set forth herein.

                  NOW THEREFORE, in consideration of and subject to the terms and conditions hereof, and intending to be legally bound hereby, Seller and Buyers hereby agree as follows:

                  1.       DEFINITIONS; INTERPRETATION.

                  1.1. Definitions. The following terms, as used herein, have the following meanings:

                  "Accountants" shall mean a "big-five" accounting firm (other than Ernst & Young) mutually agreed upon by Buyers and Seller or, in the absence of such agreement, selected by lot.

                  "Acquisition Proposal" shall have the meaning set forth in
Section 7.9(a).

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean (a) the ownership of 50% or more of the voting securities or other voting interests of any Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided however, that the following Persons (or any of their respective successors or assigns) shall not be deemed to be Affiliates of Seller, other than for purposes of Section 7.9:
Goldman Sachs Credit Partners L.P.; Cerberus Partners L.P. (or any fund or account managed by Stephen A. Feinberg); Foothill Capital Corporation; and Foothill Income Trust L.P.

                  "Agreement" shall mean this Asset Purchase Agreement and all exhibits and schedules attached hereto, as the same may be amended from time to time in accordance with the provisions hereof.

                  "Asserting Party" shall have the meaning set forth in Section 12.5(a).

                  "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement between a Buyer and Seller in substantially the form of Exhibit - Assignment and Assumption Agreement attached hereto.

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                  "Assumed Contracts" shall mean, as of the date hereof, the following contracts relating to the Business to which Seller is a party: (a) the contracts set forth on Schedule - Payor Contracts (PBM Services); (b) the contracts referred to on Schedule - Provider Contracts (PBM Services); (c) the contracts set forth on Schedule - Drug Card Contracts; (d) the contracts set forth on Schedule - Direct Payor Contracts (Mail Order Services); (e) the contracts set forth on Schedule - Addenda (Home Infusion); and (f) the contracts set forth on Schedule - Miscellaneous Contracts.

                  "Assumed Liabilities" shall mean the following, in each case whether arising, accruing or occurring before, on or after the Closing Date, unless otherwise specifically stated in this Agreement:

                  (a) all liabilities and obligations of Seller reflected on the face of the Most Recent Balance Sheet (rather than in any notes thereto) other than indebtedness for borrowed money (including any accrued interest, prepayment penalties or premiums to be paid in connection therewith and cash overdrafts), capitalized leases, notes payable to shareholders and accrued dividends;

                  (b) all liabilities of Seller which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business (other than any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter, including without limitation those arising under environmental, health, and safety laws);

                  (c) all obligations of Seller under the agreements, contracts, leases and licenses referred to in the definition of Transferred Assets or referred to on Schedule - Letter Agreements (Home Infusion) or on Schedule - Fee Reimbursement Schedule References (Home Infusion), in each case either (i) to furnish goods, services, and other non-cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-cash benefits that another party will furnish to it after the Closing; and

                  (d) all accrued paid time off liability of Employees as of the Closing Date (the "PTO Liability").

                  "Bill of Sale" shall mean the Bill of Sale from Seller to a Buyer, in substantially the form of Exhibit - Bill of Sale attached hereto.

                  "Books and Records" shall mean all Seller's books and records relating to the Transferred Assets, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form.

                  "Business" shall mean the PBM Services Business and Mail Order Services Business.

                  "Business Day" shall mean any day other than a day on which the New York Stock Exchange is closed.

                  "Buyer 401(k) Plan" shall have the meaning set forth in
Section 11.5(g).

                  "Buyers' Arbitrator" shall have the meaning set forth in
Section 12.4(c).

                  "Buyers' Notice" shall have the meaning set forth in Section 8.5(b).

                  "Buyer's Essential Health Care Licenses" shall have the meaning set forth in Section 11.7.

                  "Closing" and "Closing Date" shall have the meanings set forth in Section 4.1.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Continuation Coverage" shall have the meaning set forth in
Section 11.5(f).

                  "Defending Party" shall have the meaning set forth in Section 12.5(a).

                  "Disputes" shall have the meaning set forth in Section
12.4(a).

                  "Disputing Party" shall have the meaning set forth in Section 12.4(b).

                  "Employee Benefit Plans" shall include pension and profit sharing plans, retirement and post retirement welfare benefits, health insurance benefits (medical and dental), disability, life and accident insurance, sickness benefits, vacation, employee loans and banking privileges and any bonus, incentive, deferred compensation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

                  "Employees" shall mean the individuals employed by Seller who are engaged in the Business (including those individuals who are on temporary leave for medical, family, military, personal or other reasons but excluding any individual who is eligible to receive long-term disability benefits). The Schedule - Employees lists the Employees as of May 23, 2000, and identifies whether they are on leave.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Excluded Assets" shall mean the assets of Seller specified on Schedule - Excluded Assets.

                  "Excluded Liabilities" shall have the meaning set forth in
Section 2.3.

                  "Final" shall mean action by the applicable Regulatory Authority (including action duly taken by such agency's staff, pursuant to delegated authority), which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the applicable Regulatory Authority with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by such Regulatory Authority shall have expired.

                  "Final Determination" shall have the meaning set forth in
Section 12.4(e).

                  "Financial Statements" shall mean the unaudited profit and loss statements of "Coram Prescription Services" for the four months ended April 30, 2000, and related balance sheet as of such date (the "Most Recent Balance Sheet"), and for the twelve months ended December 31, 1999, copies of which are attached hereto as Schedule - Financial Statements.

                  "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

                  "Hired Employee" shall have the meaning set forth in Section 11.5(a).

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indemnified Buyers' Claims" shall have the meaning set forth in Section 12.1.

                  "Indemnified Buyers' Party" shall have the meaning set forth in Section 12.1.

                  "Indemnified Seller Claims" shall have the meaning set forth in Section 12.2.

                  "Indemnified Seller Party" shall have the meaning set forth in
Section 12.2.

                  "Intellectual Property" shall mean the software and intellectual property rights set forth on Schedule - Intellectual Property.

                  "Knowledge" shall mean, with respect to Seller, the actual knowledge of the President of the Business and each of his direct reports (the same being Don Howard, Amy Skatell, Tom Dervin and Rosemary McDermott).

                  "Leased Premises" shall mean the land, building, structures, improvements, fixtures, offices and other facilities leased by Seller pursuant to the Leases and used in connection with the Business.

                  "Leases" shall mean the leases and rental agreements (including subleases), as amended, entered into with respect to the Leased Premises, as set forth on Part A of Schedule -Leases.

                  "Lien" shall mean any lien, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

                  "Mail Order Services" shall mean the distribution by Seller of prescription drugs, vitamins and over-the-counter supplies to individuals through the U.S. Mail, common carrier or other method of delivery and related pharmacy services (including drug utilization review and patient counseling) in the same manner as currently conducted by Seller and the delivery of such services as currently conducted by Seller, the "Mail Order Services Business".

                  "Marketing Services Agreement" shall mean the Marketing Services Agreement between Coram Healthcare Corporation and Coram, Inc., on the one hand, and CuraScript Pharmacy, Inc., on the other hand, in substantially the form of Exhibit - Marketing Services Agreement attached hereto.

                  "Material Adverse Effect" shall mean, with respect to Seller or the Business, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Business taken as a whole, other than any effect resulting from changes in law or applicable regulations. "Material Adverse Effect" shall mean, with respect to Buyers, a material adverse effect on Buyers' ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

                  "Most Recent Balance Sheet" shall have the meaning set forth in the definition of Financial Statements.

                  "Non-Third Party Claims" shall have the meaning set forth in
Section 12.5(c).

                  "Notice of Arbitration" shall have the meaning set forth in
Section 12.4(b).

                  "Payment Programs" shall have the meaning set forth in Section 5.12(b).

                  "PBM Services" shall mean the integrated delivery by Seller, under agreements with health benefit plans, third party administrators, and other payors, of pharmacy benefits claims processing, formulary management (including rebate contracting), pharmacy network development, and disease management services, in the same manner as currently conducted by Seller and the delivery by Seller of such services as currently conducted, the "PBM Services Business".

                  "Permitted Liens" shall mean (a) any Liens for Taxes not yet due and payable or being contested by Seller or an Affiliate of Seller in good faith by appropriate proceedings, (b) Liens resulting from a filing by a lessor as a precautionary filing for a true lease, (c) landlord's Liens under Leases and (d) any other encumbrance excluding those arising in connection with indebtedness for borrowed money affecting an asset which does not materially impede or impair the ownership, use, operation or value of such asset.

                  "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  "Personal Property" shall mean all tangible personal property and leasehold improvements leased by or owned by Seller as part of the Business as of the date hereof, less any items sold or otherwise disposed of plus new items acquired, leased or obtained solely by Seller in the ordinary course of the Business through the close of business on the Closing Date. To the Knowledge of Seller, Schedule - Personal Property lists all Personal Property relating to the Business as of May 23, 2000. Prior to Closing, Seller and Buyers shall work together in good faith to (a) identify Personal Property subject to master lease arrangements and establish reasonable arrangements for the transfer of such Personal Property at Closing and (b) determine which tangible personal property (if any) located in space utilized by Seller in Houston, Texas, Las Vegas, Nevada, and Hayward, California is deemed to be "Personal Property" hereunder.

                  "Prime Lease" shall have the meaning set forth in Section 5.13(a).

                  "Proscribed Activities" shall have the meaning set forth in
Section 13(a).

                  "PTO Liability" shall have the meaning set forth in the definition of Assumed Liabilities.

                  "Regulatory Authority" shall mean any federal, state, local or other government authority or instrumentality, domestic or foreign.

                  "Reserved Names" shall mean any names, trade names or marks including the words "Coram", "Curaflex" or "Stratogen".

                  "Seller 401(k) Plan" shall have the meaning set forth in
Section 11.5(g).

                  "Seller Notice" shall have the meaning set forth in Section 8.5(b).

                  "Seller Representatives" shall have the meaning set forth in
Section 7.9(a).

                  "Seller's Arbitrator" shall have the meaning set forth in
Section 12.4(c).

                  "Seller's Health Care Licenses" shall have the meaning set forth in Section 5.12(a).

                  "Software" shall mean the following, in each case owned by Seller and used solely in the Business: (a) computer software and subsequent versions thereof developed or currently being developed, manufactured, sold or marketed by Seller or acquired from third parties, including without limitation, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons; and (b) all file, data materials, manuals, design notes and other items and documentation related thereto or associated therewith; provided that Software shall not include readily available commercial products such as off-the-shelf or publicly vended software programs.

                  "Supplies" shall mean all supplies and inventory owned by Seller as part of the Business as of the date hereof, less any items sold or consumed plus new items acquired or obtained in the ordinary course of the Business through the close of business on the Closing Date.

                  "Tax" shall mean all taxes, charges, fees, levies or other assessments (including without limitation, income, gross receipts, gains, ad valorem, value added, excise, property, sales, use, production, recording, license, payroll, transfer, net worth, capital, business and occupation, disability, employment severance, franchise or withholding taxes), imposed (whether directly or by withholding) by any Regulatory Authority and includes any estimated tax, assessment interest and penalties (civil or criminal) or additions to tax. It shall include any obligations of a Person in connection with or related to any tax sharing or similar arrangements between such Person and any other Person.

                  "Tax Returns" shall mean any report, return or other information (including any exhibits and attachments thereto and any amendments thereto) supplied or, required to be supplied to a Regulatory Authority by a Person in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes such Person or any Affiliate of such Person.

                  "Third Party Claim" shall have the meaning set forth in
Section 12.5(a).

                  "Transaction Documents" shall mean this Agreement, the Assignment and Assumption Agreements, the Bills of Sale, the Transition Services Agreement, the Marketing Services Agreement and any other document required to give effect to the transactions contemplated hereby.

                  "Transfer Taxes" shall have the meaning set forth in Section 11.4(a).

                  "Transition Services Agreement" shall mean the Transition Services Agreement among Seller, Coram Healthcare Corporation and Coram, Inc., on the one hand, and Buyers, on the other hand, in substantially the form of Exhibit - Transition Services Agreement attached hereto.

                  "Transferred Assets" shall have the meaning set forth in
Section 2.1.

                  1.2. Interpretation. The headings preceding the text of Articles, Sections, subsections, Exhibits and Schedules included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the terms "including" or "include" shall, in all cases, mean "including, without limitation," and "include, without limitation," respectively. The use of the masculine, feminine or neuter gender herein shall, as applicable, also refer to the other gender(s). Except as the context otherwise requires, the use of the singular form of any term shall also refer to the plural, and vice versa. Unless the context otherwise requires, whenever the terms "hereto," "hereunder," "herein" or "hereof"' are used in this Agreement, such terms shall be construed as referring to this Agreement and references to "Articles," "Sections," "subsections," "paragraphs," "subparagraphs," "clauses," "Schedules," "Exhibits" and "Recitals" shall be construed as referring to those of this Agreement.

                  2. PURCHASE AND SALE OF BUSINESSES.

                  2.1. Purchase and Sale. Seller agrees to sell, assign, transfer and convey to Buyers, and Buyers agree to purchase, acquire and accept from Seller, at the Closing, all of the assets of every kind and description owned by Seller and used by it solely in the Business as the same exist as of the date hereof together with assets of the same nature acquired in the ordinary course of the Business prior to the Closing, less those assets disposed of in the ordinary course of business prior to the Closing and less the Excluded Assets (the "Transferred Assets"). The Transferred Assets shall include the following:

                  (a) all of Seller's rights and interests in and to the Personal Property;

                  (b) all assignable rights and interests of Seller in and to the Assumed Contracts (including the Intershop Professional Services web development contract);

                  (c) all assignable rights and interests of Seller in and to the Leases and the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller;

                  (d)      the Books and Records;

                  (e) all assignable rights and interests of Seller in and to the Intellectual Property (including to Seller's internet web site, www.corampharmacy.com, except for the domain name);

                  (f) all assignable rights and interests of Seller in and to the Software;

                  (g) all of Seller's rights and interests in and to the Supplies;

                  (h) all of Seller's rights and interests in and to the accounts receivable of the Business, together with the accounts receivable collection lockbox applicable to the Business; and

                  (i) all deposits set forth on the Most Recent Balance Sheet made in the ordinary course of business since the date thereof, other than the deposits relating to the Excluded Assets.

                  2.2. Assumed Liabilities. From and after the Closing Date, Buyers shall assume and agree to pay, perform and discharge the Assumed Liabilities.

                  2.3. Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, Buyers shall assume, pay or discharge, when due, only the Assumed Liabilities. All liabilities of Seller not so assumed by Buyers shall be retained by Seller and shall be hereinafter referred to as the "Excluded Liabilities" and shall include the following:

                  (a) all liabilities of Seller relating to or incurred in connection with the Excluded Assets;

                  (b) all liabilities of Seller to its employees existing prior to the Closing, except for the PTO Liability;

                  (c) all liabilities relating to the claims set forth on Schedule - Litigation (Seller);

                  (d) all liabilities of Seller arising in connection with its operations unrelated to the Business;

                  (e) all liabilities of Seller for Taxes relating to any taxable period or portion thereof ending on or before the Closing Date;

                  (f) all liabilities of Seller for transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby (subject to the provisions of Section 11.4 hereof);

                  (g) all obligations of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any of Seller and its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

                  (h) all liabilities of Seller (under contract or otherwise) to any former owners of the Business for royalties, earn-outs or other similar arrangements;

                  (i) all liabilities of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

                  (j) all liabilities or obligations of Seller under this Agreement; and

                  (k) all liabilities of Seller arising under or pertaining to any Employee Benefit Plan.

                  3. PAYMENT.

                  3.1. Purchase Price; Payment on the Closing Date. On the Closing Date Buyers shall pay to Seller $41,300,000 less the PTO Liability (the amount of which PTO Liability shall be certified by Seller to Buyers at Closing) to an account designated by Seller, by fedwire transfer in immediately available U.S. dollars (the "Purchase Price").

                  3.2. Allocation of Purchase Price. The Purchase Price for the Transferred Assets and the Assumed Liabilities shall be allocated, for Tax purposes, as set forth on Schedule - Allocation hereto. Buyers shall prepare an initial Schedule - Allocation for Seller's review within ninety (90) days after Closing. Seller shall either accept the initial Schedule - Allocation or notify Buyers of its objections to the initial Schedule - Allocation within fifteen
(15) days following delivery of the initial Schedule - Allocation to Seller. If Seller accepts the initial Schedule - Allocation as prepared by Buyers, such Schedule - Allocation shall become final and be attached to this Agreement. If Seller does not accept the initial Schedule - Allocation as prepared by Buyers, Seller and Buyers shall attempt in good faith to resolve any disputed items. If Seller and Buyers are unable to resolve any disputed items within thirty (30) days, such items shall be referred to the Accountants for resolution. Buyers and Seller shall share equally the fees and expenses of the Accountants in connection with such arbitration. The decision of the Accountants as to allocation of the Purchase Price for the Transferred Assets and the Assumed Liabilities with respect to any disputed item will be final and binding upon both parties. Neither Buyers nor Seller shall file any Tax Returns or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the allocation agreed to in accordance with this Agreement, unless required to do so by applicable law.

                  4. THE CLOSING.

                  4.1. The Closing. The consummation of the transactions provided for in this Agreement (the "Closing") shall take place (a) at the offices of Seller's counsel, Reed Smith Shaw & McClay LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219, at 9:00 a.m., Eastern time, on the last Business Day of the month in which the last of the conditions required to be satisfied or waived pursuant to Articles 9 and 10 is either satisfied or waived, or (b) at such other place, time or date as the parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date." The Closing shall be deemed effective as of the close of business on the Closing Date.

                  4.2. Seller's Deliveries.

                  At the Closing, Seller shall deliver to Buyers the following:

                  (a) duly executed Bills of Sale;

                  (b) duly executed Assignment and Assumption Agreements;

                  (c) a duly executed Transition Services Agreement;

                  (d) a duly executed Marketing Services Agreement;

                  (e) a duly executed assignment and assumption of each Lease in form and substance satisfactory to Buyer;

                  (f) duly executed subleases as contemplated by Section 9.7;

                  (g) duly executed consents and approvals contemplated by Sections 9.6, 9.9 and 9.10 hereof;

                  (h) certified copies of resolutions, duly adopted by the Board of Directors of Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;

                  (i) the officer's certificate referred to in Section 9.1(c);

                  (h) UCC termination statements or partial release statements, as appropriate and necessary to release the Transferred Assets from the Lien of the credit facilities to which Seller and the Transferred Assets are bound;

                  (j) such other documents as are reasonably required to be delivered by Seller to effectuate the transfer of the Transferred Assets to, and the assumption of the Assumed Liabilities by, Buyers;

                  (k) legal opinion of counsel to Seller as to customary items; and

                  (l) a certification pursuant to Treasury Regulation Section 1.1445-2(b)(2) that Seller is not a foreign person.

                  4.3. Buyer's Deliveries.

                  At the Closing, Buyers shall deliver to Seller the following:

                  (a) the Purchase Price;

                  (b) duly executed Assignment and Assumption Agreements;

                  (c) a duly executed Assignment and Assumption of each Lease in form and substance satisfactory to Seller;

                  (d) duly executed subleases as contemplated by Section 9.7;

                  (e) a duly executed Transition Services Agreement;

                  (f) a duly executed Marketing Services Agreement;

                  (g) certified copies of resolutions, duly adopted by Buyers' Boards of Directors, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyers of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the issuance of the Shares;

                  (h) the officer's certificate referred to in Section 10.1(c);

                  (i) legal opinion of counsel to Buyers as to customary items;

                  (j) resale exemption certificates relating to the Inventory;
and

                  (k) such other documents or payments as are reasonably required to be delivered or paid by Buyers to effectuate the transfer of the Transferred Assets to, and the assumption of the Assumed Liabilities by, Buyers.

                  4.4. Further Assurances.

                  After the Closing Date, each of Seller and Buyers shall use reasonable commercial efforts from time to time to execute and deliver at the request of the other party such additional documents and instruments as may be reasonably required to carry out the intent of this Agreement and the transactions contemplated hereby, to provide whatever documents or other evidence of title as may be reasonably requested by Buyers to confirm Buyer's ownership of the Transferred Assets and to provide whatever documents or other evidence as may be reasonably requested by Seller to confirm Buyer's assumption of the Assumed Liabilities.

                  5. REPRESENTATIONS AND WARRANTIES OF SELLER.

                  In order to induce Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyers as follows:

                  5.1. Corporate Status. Seller is duly organized, validly existing and in good standing as a corporation under the laws of Delaware. Seller has the requisite corporate power and authority to own or lease all of its properties and assets and to conduct its businesses as they are now being conducted, except where the failure to have such corporate power or to conduct its business has not had and would not reasonably be expected to have a Material Adverse Effect.

                  5.2. Corporate Authority. Seller or the Affiliate of Seller, as applicable, has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate actions and proceedings necessary to be taken by or on the part of Seller or the Affiliate of Seller, as applicable, in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been or will prior to the Closing be duly and validly taken. This Agreement has been, and at the Closing the other Transaction Documents will be, duly and validly executed and delivered by Seller or the Affiliate of Seller, as applicable, and constitute the legal, valid and binding obligation of such Person, enforceable against it in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                  5.3. Non-Contravention; Approvals and Consents.

                  (a) Neither the execution and delivery by Seller or the Affiliate of Seller, as applicable, of this Agreement and the other Transaction Documents to which it is a party nor the consummation by such Person of the transactions contemplated hereby and thereby is an event that, of itself or with the giving of notice or the passage of time or both, will (i) conflict with the charter or bylaws of such Person, (ii) assuming that the consents and approvals described in Part A of Schedule - Seller's Consents are obtained, constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material agreement or instrument to which such Person is a party or by which such Person is bound, or result in the creation of any material Liens upon any of the Transferred Assets or (iii) assuming receipt of the consents and approvals described in Part B of Schedule - Seller's Consents, violate any material judgment, decree or order or statute, rule or regulation applicable to Seller or the Business, except in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults or Liens which, either individually or in the aggregate would not have a Material Adverse Effect.

                  (b) Except as set forth on Part C of Schedule - Seller's Consents, neither Seller nor any of its Affiliates nor any of their respective officers, directors or managing employees is required to obtain any license, approval or consent from, or give any notice or make any other filing with respect to, any Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for licenses, approvals, consents, notices or filings the absence or failure to obtain of which, either individually or in the aggregate, would not have a Material Adverse Effect.

                  5.4. Title to Transferred Assets. At Closing, Seller will have good and marketable title to or a valid leasehold interest in all of the Transferred Assets, free and clear of all Liens, except for Permitted Liens. Except as set forth on a schedule hereto, the Leased Premises and Personal Property which are a part of the Transferred Assets are in good operating condition (subject to normal wear and tear) and are fit for use in the ordinary course of the Business as presently conducted.

                  5.5. Change in Condition. Except as set forth in Schedule - Changes, since April 30, 2000, (a) Seller has conducted the Business in the ordinary course of business and consistent with past practices and (b) to the Knowledge of Seller, there has not been any change in the Business which has had a Material Adverse Effect.

                  5.6. Taxes. All Tax Returns with respect to the Transferred Assets that are required to be filed on or prior to Closing have been duly filed on a timely basis. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Transferred Assets.

                  5.7. Employee Benefit Plans.

                  (a) Schedule - Employee Benefit Plans lists each Employee Benefit Plan of Seller and its Affiliates in which Employees are eligible to participate. Except as otherwise provided in Section 11.5, none of the Employee Benefit Plans of Seller or its Affiliates is being assumed by Buyers nor will any such Plans remain in effect after the Closing Date with respect to any Employee who accepts employment with Buyers. Except as otherwise provided herein, Seller shall remain responsible for the administration and payment of benefits under the terms of Seller's Employee Benefit Plans with respect to all Employees.

                  (b) Buyer shall have no liability under, with respect to, or in connection with any Employee Benefit Plan of Seller, including any liability under Title IV of ERISA or Section 4980B of the Code.

                  (c) Except for retention bonuses, change of control bonuses, severance and relocation bonuses due to members of the management team of the Business (which shall be rescinded prior to Closing as a condition to Seller's obligation to close hereunder) or as otherwise provided in Section 11.5 or in the definition of Assumed Liabilities, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting under any Employee Benefit Plan nor obligate Buyers to provide any current or former officer, director or employee of Seller, including, but not limited to, Employees with severance pay, unemployment compensation or similar payment.

                  (d) None of the Seller and its Affiliates has incurred any liability under Title IV of ERISA or Section 4980B of the Code which is or could become a liability of the Business.

                  5.8. Litigation. Except as set forth on Schedule - Litigation (Seller), as of the date of this Agreement, there is no action, suit, order, litigation, proceeding or investigation pending or, to

Seller's Knowledge, threatened (a) against Seller or any Affiliate involving the Business or (b) pending or threatened by such Persons against any third Person involving the Business. Neither Seller nor its Affiliates are subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to Seller's Knowledge, any governmental investigations or inquiries relating to the Business. Neither Seller nor any of its Affiliates is subject to any judgment, order or decree of any court or other governmental agency relating to the Business.

                  5.9. Brokers. Except for Deutsche Bank Securities, Inc., whose fees shall be paid by Seller, there is no investment banker, broker or finder or other Person retained by Seller or any Affiliate thereof who would have a valid claim against Seller or Buyers for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby. Seller shall pay, and hold Buyers harmless against, any liability, loss or expense arising in connection with any such claims.

                  5.10. Intellectual Property; Software.

                  (a) The Schedule- Intellectual Property sets forth a complete and correct list of all of the following that are owned by, used by, or entered into by the Seller or its Affiliates and used in the Business: (i) patents or pending patent applications; (ii) registered trademarks, service marks, trade names and corporate names; (iii) material unregistered trademarks, material unregistered service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names; (iv) copyrights and copyrightable works; (v) non-confidential descriptions of material trade secrets and material confidential information; (vi) Software; and (vii) all licenses or similar agreements or arrangements covering intellectual property rights to which the Seller or its Affiliates is a party, either as licensee or licensor, or a third-party beneficiary.

                  (b) Except as set forth on the Schedule- Intellectual
Property: (i) Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, free and clear of all Liens (other than Permitted Liens), all of the Intellectual Property set forth on the Schedule- Intellectual Property; (ii) all of the rights in and to such Intellectual Property Rights are valid and enforceable; (iii) no claim by any third Person contesting the validity, enforceability, use or ownership of any of such Intellectual Property has been made, is currently outstanding or, to the Knowledge of Seller, is threatened; (iv) to the Knowledge of Seller, no loss or expiration of any of such Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller); and
(v) to the Knowledge of Seller, no third Person has infringed, misappropriated or otherwise conflicted with any of such Intellectual Property.

                  5.11. Assumed Contracts. Except for such matters as would not result in a Material Adverse Effect, each Assumed Contract is the legal, valid and binding obligation of the signatories thereto, and each is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies. Except for such matters as would not result in a Material Adverse Effect, Seller has performed all obligations required to be performed by it under the Assumed Contracts and is not in default thereunder, and no event has occurred which, with the lapse of time or action by a third party, could result in a default by Seller, or, to Seller's Knowledge, by any other party thereto, under any Assumed Contract. Except for the Assumed Contracts and the Leases, Seller (as it relates to the Business) is not a party to or bound by any written or oral agreement which is material to the current operations of the Business.

                  5.12 Seller's Health Care Licenses; Compliance with Health Care Laws; Other Licenses.

                  (a) Health Care Licenses. Schedule - Health Care Licenses lists the health care licenses, permits, and registrations ("Seller's Health Care Licenses") which, to Seller's Knowledge, have been issued in connection with the operation of the Business. All of such Seller's Health Care Licenses are in full force and effect except for those which, if not in full force and effect, would not, either individually or in the aggregate, result in a Material Adverse Effect. Except as set forth on Schedule - Health Care Licenses, neither Seller nor Seller Guarantor has received any notice (written in the case of Seller and written or oral in the case of Seller Guarantor) from any Regulatory Authority that Seller's ownership or use of the Transferred Assets or Seller's operation of the Business violates or is not in compliance in any material respect with any law or regulation relating to the operations of the Business.

                  (b) Seller is a participating supplier in Medicare, Medicaid and other government payment programs listed on Schedule - Payment Programs (the "Payment Programs"). All necessary registrations and contracts required for participation in the Payment Programs are in full force and effect except for those which, if not in full force and effect, would not, either individually or in the aggregate, result in a Material Adverse Effect. To Seller's Knowledge, Seller is not subject to any non-routine pre-payment utilization review or other nonroutine utilization review by any Payment Program, and Seller has received no written notice that a Payment Program has requested or threatened any material recoupment, refund or set-off from Seller, or imposed any material fine, penalty or other sanction on Seller nor has Seller been excluded from participation in any Payment Program. Seller has not submitted to any Payment Program any material false or fraudulent claim for payment, nor has Seller at any time violated any material condition for participation, or any published rule, regulation, policy or standard of any Payment Program.

                   (c) Fraud and Abuse. In connection with the Business, Seller has not, to its Knowledge, engaged in any activities that are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 1320a-7a, and 1320a-7b, and the Federal False Claims Act, 31 U.S.C. Section 3729 et seq.
-- ---

                  (d) Physician Self-Referrals. To Seller's Knowledge, the operations of Seller relating to the Business are in compliance with and do not otherwise violate the Federal Medicare and Medicaid statutes regarding physician self-referrals, 42 U.S.C. Sections 1395nn and 1396b(s), or the regulations promulgated pursuant to such statute.

                  (e) Controlled Substances. Seller has not engaged in any activities in connection with the Business which are prohibited under the Federal Controlled Substances Art, 21 U.S.C. Section 801 et -- seq., or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

                  (f) Other Licenses. The Schedule - Other Licenses contains, to Seller's Knowledge, a complete listing and summary description of all licenses or permits used by Seller in the conduct of the Business, other than Seller's Healthcare Licenses. To Seller's Knowledge, all of such licenses and permits are in full force and effect except for those which, if not in full force and effect, would not, either individually or in the aggregate, result in a Material Adverse Effect.

                  5.13. Leases; Other Real Property.

                  (a) Sellers do not own any real property in fee. No real property, or interest in real property, is used in the operation of the Business except for (i) the leasehold estates under the Leases and (ii) space utilized by Seller in Houston, Texas, Las Vegas, Nevada, and Hayward, California, pursuant to informal occupancy arrangements with Affiliates of Seller, which Affiliates have valid leasehold estates in such properties pursuant to the lease agreements set forth on Part B of Schedule - Leases (the "Prime

Leases"). Seller has delivered to Buyers a true and complete copy of each Lease and Prime Lease (including all amendments, extensions, renewals, guarantees, and other Agreements with respect thereto) for each of the Leased Premises.

                  (b) Each Lease and Prime Lease is the legal, valid and binding obligation of the signatories thereto, and each is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies. Except for such matters as would not result in a Material Adverse Effect, Seller (or its Affiliate, as applicable) has performed all obligations required to be performed by it under the Leases and Prime Leases and is not in default thereunder, and no event has occurred which, with the lapse of time or action by a third party, could result in a default by Seller (or such Affiliate), or, to Seller's Knowledge, by any other party thereto, under any Lease or Prime Lease. Except for such matters as would not result in a Material Adverse Effect, Seller's possession and quiet enjoyment of the leased real property under such Lease and Prime Lease has not been disturbed, and to Seller's Knowledge, there are no disputes with respect to such Lease and Prime Lease. No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease or Prime Lease which has not been redeposited in full. Seller does not, and will not in the future, owe any brokerage commissions or finder's fees with respect to such Lease or Prime Lease. The other party to such Lease and Prime Lease is not an Affiliate of Seller. Except as set forth in Schedule - Leases, Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or the property subject to the sublease arrangements contemplated by Section 9.7 hereof or any portion thereof, Seller has not collaterally assigned or granted any security interest in such Lease or any interest therein and there are no Liens on the estate or interest created by such Lease.

                  5.14. Financial Statements. A true and complete copy of the Financial Statements is attached hereto as Schedule - Financial Statements. The Financial Statements are derived from the Books and Records of Seller and its Affiliates. The Financial Statements (a) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (b) fairly present in all material respects the results of operations of the Business for the periods covered thereby, except for lack of footnote disclosure and, with respect to interim financial statements, year-end adjustments (none of which is expected to be material individually or in the aggregate).

                  5.15. Subsidiaries, Investments. The Transferred Assets do not include any rights to acquire any shares of stock or any other security or interest in any other Person, and Seller has not within the last three years had any Subsidiary engaged in the Business.

                  5.16. Sufficiency of Transferred Assets. Seller owns, or has a valid leasehold interest under the Leases in, and the Transferred Assets (together with the rights afforded to Buyers under the Transition Services Agreement) include, all the assets necessary for or used in the conduct of the Business as presently conducted.

                  5.17. Compliance with Laws. Seller in respect of the Business has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof).

                  5.18. Employees. Except as set forth on the attached Schedule
- Employees, neither Seller, nor to Seller's Knowledge, any of its Employees, is subject to a noncompete, nondisclosure, confidentiality, employment or consulting agreements relating to, affecting or in conflict with the present business activities of the Business, except for agreements with Seller as a counterparty.

                  5.19. Affiliate Transactions. Except as set forth on the attached Schedule - Affiliated Transactions, no officer, director, employee, stockholder or Affiliate of Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Business or has any material interest in the Transferred Assets or any material property used by the Business.

                  5.20. Inventory. The inventory of Seller related to the Business is merchantable and fit for the purpose for which it was procured or manufactured, and not damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

                  5.21. Notes and Accounts Receivable. All notes and accounts receivable of Seller are reflected properly on their books and records and are valid receivables, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller; provided however, that no representation is made regarding accounts receivable from Coram Resource Network, Inc. or Coram Independent Practice, Inc.

                  5.22. Customers and Suppliers. The Schedule - Customers sets forth Seller's (a) top twenty (20) Mail-Order Services Business customers, and
(b) top ten (10) PBM Services Business customers, in each case measured in terms of gross revenues to the Business over the three (3) month period ended March 31, 2000. Except as set forth on the Schedule - Customers, Seller has not received written notice that any of such customers intends to terminate or materially reduce its business with Seller.

                  5.23. Absence of Developments. Except as set forth in the attached Schedule - Developments, since April 30, 2000, Seller (as it relates to the Business) has not:

                  (a) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                  (b) discharged or satisfied any material Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

                  (c) mortgaged or pledged any of its properties or assets or subjected them to any material Lien;

                  (d) sold, assigned or transferred any of its tangible assets, except for inventory, in the ordinary course of business, or canceled any material debts or claims;

                  (e) (i) suffered any extraordinary losses, or (ii) waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;.

                  (f) made capital expenditures or commitments that aggregate in excess of $50,000;

                  (g) made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $50,000 in the aggregate;

                  (h) suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000, whether or not covered by insurance;

                  (i) entered into any other material transaction, whether or not in the ordinary course of business;

                  (j) made any political contributions or made any bribes, kickback payments or other illegal payments; and

                  (k) made or granted any increase in, or amended or terminated, any existing Employee Benefit Plan, or adopted any new Employee Benefit Plan, or amended or renegotiated any existing collective bargaining agreement or entered into any new collective bargaining agreement or relationship or multiemployer plan.

                  5.24. Closing Date. All of the representations and warranties of Seller contained in this Article 5 shall be true and correct on the Closing Date as though then made, except to the extent that Seller has advised Buyers otherwise in writing prior to the Closing. Further, the certification on the Closing Date by Seller of the PTO Liability shall constitute a representation and warranty by Seller under this Article 5, which shall be true and correct on the Closing Date.

                  5.25. Limitation on Representations and Warranties. Except as otherwise set forth herein, Seller makes no representations or warranties as to the Transferred Assets, the Assumed Liabilities or the Business. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyers with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to Buyers of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business; or (b) any other information or documents made available to Buyers or its counsel, accountants or advisors with respect to the Business or the business or operations of the Business, except as expressly covered by a representation and warranty contained in Sections 5.1 through 5.25. EXCEPT AS EXPRESSLY STATED HEREIN, ALL WARRANTIES AND REPRESENTATIONS OF SELLER ARE EXCLUDED. EXCEPT AS EXPRESSLY STATED HEREIN, SELLER HAS MADE NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING ANY OF THE TRANSFERRED ASSETS.

                  6. REPRESENTATIONS AND WARRANTIES OF BUYERS.

                  Buyers hereby represent and warrant to Seller as follows:

                  6.1. Corporate Status. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyers have the requisite power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to have such corporate power or to conduct its business has not had and would not reasonably be expected to have a Material Adverse Effect.

                  6.2. Corporate Authority. Each Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All actions and proceedings necessary to be taken on the part of Buyers in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been or will prior to the Closing be duly and validly taken. This Agreement has been, and at the Closing the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by Buyers and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyers in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                  6.3. Non-Contravention. Neither the execution and delivery by Buyers of this Agreement and the other Transaction Documents to which it is a party nor the consummation by a Buyer of the transactions contemplated hereby and thereby is an event that, of itself or with the giving of notice or the passage of time or both, will (a) conflict with the charter or bylaws (or similar governing instruments with different names) of Buyer, (b) assuming that the consents and approvals described in Schedule - Buyer's Consents are obtained, constitute a violation of, or conflict with or result in any breach of or any default under, or constitute grounds for termination or acceleration of, any material mortgage, indenture, lease, contract, agreement or instrument to which such Buyer is a party or by such Buyer is bound, or result in the creation of any material Liens upon any of such Buyer's assets, or (c) assuming receipt of the consents and approvals described in Schedule - Buyers' Consents, violate any material judgment, decree or order or statute, rule or regulation applicable to such Buyer, except in the case of clauses (b) and (c) above, for violations, conflicts, breaches, defaults or Liens which, either individually or in the aggregate would not have a Material Adverse Effect.

                  6.4. Brokers. Except for GTCR Golder Rauner, L.L.C., whose fees shall be paid by Buyers, there is no investment banker, broker or finder or other Person retained by Buyers or any Affiliate thereof who would have a valid claim against or Seller for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby. Buyers shall pay, and hold Seller harmless against, any liability, loss or expense arising in connection with any such claims.

                  6.5. Litigation. Except as set forth on Schedule - Litigation (Buyers), as of the date of this Agreement, there is no litigation, proceeding or investigation pending or, to the knowledge of a Buyer, threatened, against Buyers or any Affiliate.

                  6.6. Licenses, Approvals and Consents. Except as set forth on Schedule - Buyers' Consents, no approval or consent of, or notice to or filing with, any Person is legally or contractually required to be obtained or made by a Buyer or any of its Affiliates or any of their respective officers, directors or managing employees in connection with the transactions contemplated by this Agreement and the other Transaction Documents or to permit a Buyer or its Affiliates to conduct the Business from and after the Closing Date, except for approvals, consents, notices or filings the absence or failure to obtain of which, either individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule - Buyers' Consents, neither a Buyer nor any of its Affiliates nor any of their respective officers, directors or managing employees is required to obtain any license, approval or consent from, or give any notice or make any other filing with respect to, any Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for approvals, consents, notices or filings the absence or failure to obtain of which, either individually or in the aggregate, would not have a Material Adverse Effect. Neither Buyer knows of any reason specifically related to the business or operations of it or any of its Affiliates which could cause any of the licenses, consents or approvals listed in Schedule - Seller's Consents and Schedule - Buyers' Consents not to be obtained in a timely manner.

                  6.7. No Knowledge of Violations. As of the date of this Agreement, Buyers are not aware of any breach of any representation or warranty made by Seller hereunder.

                  6.8. Limitation on Representations and Warranties. Except as otherwise set forth herein, Buyers make no representations or warranties to Seller under this Agreement or with respect to the transactions contemplated hereby.

                  7. INTERIM COVENANTS OF SELLER.

                  From the date of this Agreement until the completion of the Closing, subject to the requirements of applicable law and Regulatory Authorities, Seller (and Buyers, as specified) shall comply with the covenants set forth in this Article 7.

                  7.1. Operation of the Business. The Business will continue to be carried on in the ordinary course and consistent with past practices in compliance in all material respects with all applicable laws, rules and regulations, including, with respect to the current PBM Business payment cycle in effect on the Closing Date, the making of (or the provision for the making of) timely remittance of amounts due to pharmacies related to periods prior to the Closing Date; and reasonable commercial efforts will be used to preserve the Business, its operations and employees and the goodwill of its customers and others having business relations with it. As appropriate, the Business will enter into new contractual arrangements as well as amend or terminate existing contractual arrangements (including any of the Assumed Contracts); provided that, between the date hereof and the Closing Date, except as otherwise provided herein, Seller will not (as it relates to the Business) without the prior approval of Buyers:

                  (a) except as disclosed on the Schedule - Developments, voluntarily take any action that would require disclosure under Section 5.24(a),
(b), (c), (d), (e)(ii), (f), (g), (i), (j) or (k) hereof; or

                  (b) amend, modify, extend, renew or terminate any of the Leases.

                  7.2. Access to Facilities, Files and Records. Upon the reasonable request of Buyers and upon reasonable prior notice, Seller and its Affiliates will give or cause to be given to the officers, employees, accountants, counsel and authorized representatives of Buyers (a) reasonable access during normal business hours to the management personnel, property, copies of the Assumed Contracts, Leases and other records and files relating to the Business except for any of the foregoing relating to the Excluded Assets or Excluded Liabilities, and (b) all such other information solely relating to the transactions contemplated by this Agreement as Buyers may reasonably request; provided, however, that neither Seller nor its Affiliates shall be required to permit such access or provide such information to the extent it would jeopardize any attorney-client privilege of Seller or any of its Affiliates or contravene any law, rule, regulation, order, judgment, decree applicable to, or binding agreement entered into by, Seller or any of its Affiliates.

                  7.3. Notice of Proceedings. Seller will promptly notify Buyers in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (b) receiving any notice from any court or any Regulatory Authority of its intention
(i) to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (ii) to nullify or render ineffective this Agreement if executed or such transactions if consummated.

                  7.4. Hart-Scott-Rodino Filing. As promptly as practicable after the date of this Agreement (but in no event later than ten (10) days after the date of this Agreement), Seller shall prepare and file all documents and notifications with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act, requesting early termination of the waiting period thereunder. Seller will furnish promptly all materials thereafter requested by any Regulatory Authority having jurisdiction over such filings. Seller will cooperate with Buyers in the preparation of all such filings and responses.

                  7.5. Reasonable Commercial Efforts. Subject to the terms of this Agreement, Seller agrees to use its reasonable commercial efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws to permit consummation of the transactions contemplated hereby and by the other Transaction Documents as promptly as practicable and otherwise enable consummation of the transactions contemplated hereby on or before July 31, 2000, including satisfaction of the conditions set forth in Articles 9 and 10 hereof, and shall cooperate fully with Buyers to that end. Without limitation of the foregoing, Seller will comply, in a timely manner, with any notice provisions of the Payment Programs, regarding provision of notice of the transactions contemplated by this Agreement.

                  7.6. Notification of Certain Matters. Seller shall give prompt notice to Buyers of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                  7.7. Transfers. Prior to the Closing, Seller shall cause all of its Affiliates to transfer to Seller all right, title and interest in and to all assets used solely in connection with the Business (other than assets which would comprise Excluded Assets), for transfer to Buyers at the Closing.

                  7.8. Consents Under Contractual Arrangements.

                  (a) With respect to obtaining the consents or approvals contemplated by the conditions specified in Sections 9.6, 9.9 and 9.10, Seller shall use reasonable commercial efforts to obtain such consents or approvals on or prior to the Closing Date. Upon the request of Seller, Buyers will provide reasonable assistance to Seller, including providing such financial and other information as shall reasonably be requested by the counterparties, in order to obtain any required consents and/or approvals.

                  (b) If any consent or approval under any contractual arrangement is not obtained on or prior to the Closing Date, Seller shall have the right to secure a subleasing or subcontracting arrangement reasonably satisfactory to Buyers whereby a Buyer will receive the benefits under such contractual arrangement following the Closing and such Buyer will undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefits. In such circumstances, Buyers and Seller shall enter into such arrangement(s) and remain obligated to consummate the transactions contemplated herein. For the avoidance of doubt, absent waiver by Buyers, the foregoing undertakings shall not obviate the closing conditions specified in Sections 9.6, 9.9 and 9.10 nor obviate the requirement (if applicable) for a landlord consent to a subleasing arrangement. Seller shall assist in reasonable ways during the year following the Closing Date to assist Buyers to secure a consent to assignment of a contractual arrangement in respect of which the consent or approval to assignment was not obtained on or prior to the Closing Date.

                  7.9. Acquisition Proposals.

                  (a) Until the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 14.1, neither Seller, Seller Guarantor or any of their Affiliates nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) (collectively, "Seller Representatives") shall, with respect to the Business, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a purchase and sale transaction involving the stock of Seller or all or any substantial portion of the assets of the Business, or, with respect to the Business, a transaction structured as a merger, consolidation, combination, joint venture or similar transaction (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

                  (b) Seller will take the necessary steps to inform the Seller Representatives of the obligations undertaken in Section 7.9(a).

                  (c) Seller and Seller Guarantor will promptly notify Buyers of the receipt of any Acquisition Proposal. Seller, Seller Guarantor and their Affiliates shall immediately cease and cause any

Seller Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Buyers) conducted heretofore with respect to any of the foregoing.

                  8. INTERIM COVENANTS OF BUYER.

                  From the date of this Agreement until the completion of the Closing, subject to the requirements of applicable law and Regulatory Authorities, Buyers (and Seller, as specified) shall comply with the covenants set forth in this Article 8.

                  8.1. Application for Regulatory Consent and Licenses. To the extent that a Buyer or its Affiliates requires any licenses or other approvals, consents or authorizations from, or is required to give or make any notices to or filings with respect to, any Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or to permit such Buyer or its Affiliates to conduct the Business from and after the Closing Date, as promptly as practicable after the date of this Agreement, and in no event later than thirty (30) days after the date of this Agreement, such Buyer will file all requisite applications and make all other requisite filings with the appropriate Regulatory Authorities (as listed on Schedule - Buyers' Consents). Buyers will use commercially reasonable efforts to expedite the preparation of such regulatory and license applications and filings and their prosecution to a favorable conclusion. Buyers will promptly provide Seller with copies of any application, amendment, pleading, notice, order, request for additional information or other document filed by it or served on it relating to such applications. Seller shall cooperate with Buyers and provide to Buyers all information regarding the Business reasonably required by Buyers for use in connection with such applications and filings.

                  8.2. Notice of Proceedings. Buyers will promptly notify Seller in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (b) receiving any notice from any court or Regulatory Authority of its intention (i) to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated hereby, or (ii) to nullify or render ineffective this Agreement if executed or such transactions if consummated.

                  8.3. Hart-Scott-Rodino Filing. As promptly as practicable after the date of this Agreement (but in no event later than ten (10) days after the date of this Agreement), Buyers shall prepare and file all documents and notifications with the Federal Trade Commission and the United States Department of Justice as are required to comply with the HSR Act, requesting early termination of the waiting period thereunder. Buyers shall promptly furnish all materials thereafter requested by any Regulatory Authority having jurisdiction over such filings. Buyers will cooperate with Seller in the preparation of all such filings and responses.

                  8.4. Reasonable Commercial Efforts. Subject to the terms of this Agreement, Buyers agree to use their reasonable commercial efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws to permit consummation of the transactions contemplated hereby and by the Transaction Documents as promptly as practicable and otherwise enable consummation of the transactions contemplated hereby on or before July 31, 2000, including satisfaction of the conditions set forth in Articles 9 and 10 hereof, and shall cooperate fully with Seller to that end.

                  8.5. Notification of Certain Matters.

                  (a) Each Buyer shall give prompt notice to Seller of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect to Buyers or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                  (b) If Seller provides Buyers notice pursuant to Section 7.6(b) ("Seller Notice") that a fact, event or circumstance known to it would cause or constitute a material breach by Seller of a representation and warranty of Seller herein, Buyers shall provide Seller notice ("Buyers' Notice") within fifteen (15) days of the Seller Notice if Buyers intend to terminate this Agreement pursuant to Section 14.1(b) hereof as a result of the matters set forth in the Seller Notice. If Buyers shall not deliver a Buyers Notice, each representation and warranty specified in the Seller Notice shall be deemed modified to the extent necessary such that each fact, event or circumstance set forth in the Seller Notice shall not violate or breach such representation and warranty.

                  8.6. Transition of Business. Buyers shall cooperate with Seller to effect an orderly transition of the Business.

                  9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

                  The obligations of Buyers under this Agreement are, at Buyers' option, subject to the fulfillment (or waiver by Buyers) of the following conditions prior to or at the Closing Date:

                  9.1. Representations, Warranties and Covenants.

                  (a) The representations and warranties of Seller contained in this Agreement (as modified as contemplated by Section 8.5(b)) which are qualified by a materiality standard shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct and the representations and warranties of Seller contained in this Agreement (as modified as contemplated by Section 8.5(b)) which are not qualified by a materiality standard shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct in all material respects, in each case except to the extent that (i) such representations and warranties speak as of the date of this Agreement or as of a specific date, in which case they shall be deemed to have been made again on and as of the Closing Date but speaking only as of the date of this Agreement or such specific date, as the case may be, and (ii) changes are permitted pursuant to this Agreement;

                  (b) Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

                  (c) Seller shall have furnished Buyers with certificate(s), dated the Closing Date and duly executed by an officer of Seller authorized to give such a certificate, to the effect that the conditions set forth in subparagraphs (a) and (b) of this Section 9.1 have been satisfied.

                  9.2. Proceedings Neither a Buyer nor any of its Affiliates shall be subject to any restraining order or injunction restraining or prohibiting such Buyer's performance of the transactions contemplated hereby.

                  9.3. Regulatory Approvals. All approvals, consents and licenses of any Regulatory Authority that are listed on Schedule - Seller's Consents or Schedule - Buyer's Consents or otherwise required with respect to Seller or Buyers or their respective Affiliates in connection with the transactions contemplated by this Agreement or to permit Buyers to conduct the Business from and after the Closing Date shall have been granted and shall have become Final, and all notices and filings required by any Regulatory Authority with respect to such matters shall have been given or made: (a) except to the extent that the failure to (i) obtain such an approval, consent or license, or
(ii) give such notice or make such filing, has not had and would not reasonably be expected to have a Material Adverse Effect; (b) except for approvals, consents or licenses of a Regulatory Authority which are obtainable or issuable only on a post-Closing basis; and (c) except for such approvals, consents and licenses under which a Buyer is permitted to operate the applicable portion of the Business as provided under Section 11.7 hereof.

                  9.4. Hart-Scott-Rodino. The waiting period under the HSR Act shall have expired or been terminated.

                  9.5. Deliveries. Buyers shall have received the items to be delivered by Seller pursuant to Section 4.2.

                  9.6. Consents to Assignment of Leases; Sublease Arrangements. The landlords under the Leases shall have furnished consents to the assignments of the Leases to the applicable Buyer and the landlords under the Prime Leases shall have consented to the sublease arrangements contemplated by Section 9.7, in each case in form and substance reasonably satisfactory to Buyers.

                  9.7. Sublease Arrangements. With respect to space currently occupied by the Business in the property occupied under the Prime Leases, Buyers shall have been offered sublease arrangements by Seller or one of its Affiliates
(a) with rental and other financial obligations in all material respects consistent with those to which the Business are bound on the date hereof, (b) having a term co-terminous with the term of the Prime Lease (unless otherwise agreed by the parties to such arrangement) and (c) pursuant to reasonable and customary documentation.

                  9.8. NABP/NCPDP. Seller shall have transferred all of its NABP/NCPDP numbers applicable to the Business to the applicable Buyer.

                  9.9. Certain Assumed Contracts. Seller shall have delivered to Buyers written consents to the assignment of contracts identified on the following schedules: (a) Schedule - Direct Payor Contracts (Mail Order); (b) Schedule - Addenda (Home Infusion); (c) Schedule - Letter Agreement (Home Infusion); (d) Schedule - Fee Reimbursement Schedule References (Home Infusion);
(e) Schedule - Payor Contracts (PBM Services); (f) Schedule - Provider Contracts (PBM Services); and (g) Schedule Drug Card Contracts, the revenues of which, when taken together with the revenues of the Business not related to any contract (whether or not on such schedules), constituted 80% of the revenues of the Business during the first quarter of 2000. The parties agree that, with respect to a contractual arrangement under item (c) or (d) above, a written consent will be deemed to be delivered if the customer with respect to such Mail Order Services furnishes written evidence (including a letter of intent) that such customer intends to have a contractual relationship with a Buyer after the Closing on substantially the same terms and conditions that had applied to such Mail Order Services prior to Closing. The parties agree that, with respect to a contractual arrangement under item (c) above, Seller will assign its rights under such arrangement to a Buyer and shall cause its applicable Affiliate (performing as counterparty to such contractual arrangement) to consent to such assignment.

                  9.10. Other Consents. Seller shall have delivered to Buyers the consents and approvals described in Schedule - Seller's Consents (Part A), other than with respect to the contractual arrangements described in Section 9.9 (the closing condition for which is embodied in said Section).

                  10. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.

                  The obligations of Seller under this Agreement are, at Seller's option, subject to the fulfillment (or waiver by Seller) of the following conditions prior to or at the Closing Date:

                  10.1. Representations, Warranties and Covenants.

                  (a) The representations and warranties of Buyers contained in this Agreement which are qualified by a materiality standard shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct and the representations and warranties of Buyers contained in this which are not qualified by a materiality standard shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct in all material respects, in each case except to the extent that (i) such representations and warranties speak as of the date of this Agreement or as of a specific date, in which case they shall be deemed to have been made again on and as of the Closing Date but speaking only as of the date of this Agreement or such specific date, as the case may be, and (ii) changes are permitted or contemplated pursuant to this Agreement;

                  (b) Buyers shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Date; and

                  (c) Buyers shall have furnished Seller with certificate(s) dated the Closing Date and duly executed by officers of Buyers authorized on behalf of Buyers to give such a certificate, to the effect that the conditions set forth in subsections (a) and (b) of this Section 10.1 have been satisfied.

                  10.2. Proceedings. Neither Seller nor any of its Affiliates shall be subject to any restraining order or injunction restraining or prohibiting Seller's performance of the transactions contemplated hereby.

                  10.3. Hart-Scott-Rodino. The waiting period under the HSR Act shall have expired or been terminated.

                  10.4. Deliveries. Seller shall have received the items to be delivered by Buyers pursuant to Section 4.3.

                  11. CERTAIN POST-CLOSING MATTERS.

                  11.1. Access to Records, Information and Personnel.

                  (a) Information and Records. Buyers agree to provide Seller and Seller agrees to provide Buyers with reasonable access to all relevant documents and other information (including the Books and Records) that may be reasonably needed by Seller or Buyers (as applicable) for purposes of responding to any audits, investigations or other proceedings by any Regulatory Authority, court or arbitrator(s) or for any other reasonable purpose (including the defense or prosecution against a third party of any Excluded Liability or other Indemnified Buyers' Claim). Such access will be during normal business hours, upon reasonable prior notice and without unreasonable interference with normal business operations.

                  (b) Personnel. If, after the Closing Date, Seller shall require the participation of officers and employees formerly employed by Seller for purposes of responding to any audits, investigations or other proceedings by any Regulatory Authority, court or arbitrator(s) or for any other reasonable purpose (including the defense or prosecution of any Excluded Liability or other Indemnified Buyers' Claim), and so long as there exists no conflict of interest between the parties, Buyers shall make such officers and employees reasonably available to Seller to participate in such defense or prosecution; provided, the participation of such employees shall not materially interfere with the conduct of Buyers' Business; and provided further, that Seller shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

                  11.2. Insurance.

                  (a) Effective at 12:01 am on the Closing Date, the Business shall cease to be covered by Seller's and its Affiliates' insurance policies. Prior to Closing, Seller will put each insurance carrier on written notice in regard to known incidents and claims and will provide Buyers with written documentation stating there are no known claims that have not been reported to the appropriate carrier.

                  (b) Effective at 12:01 am on the first day after Closing Date or at Closing, Seller will provide written evidence of notice of cancellation to any bonding and/or to every insurance company who have issued bonds or insurance policies on behalf of or providing coverage to the Business under which the Seller or an Affiliate of Seller might be liable.

                  11.3. Books and Records.

                  (a) For a period of five (5) years after the Closing Date, or such longer period as required by law, if Buyers desire to dispose of any of the Books and Records acquired from Seller pursuant to this Agreement that relate to the Business conducted prior to the Closing Date, notice to such effect shall be given by Buyers to Seller and Seller shall be given an opportunity prior to any such disposition, at its cost and expense, to remove and retain all or any part of such Books and Records as it may select. During the period such Books and Records are preserved and kept by Buyers, duly authorized representatives or third party designees of Seller shall, on reasonable prior notice and for any valid purpose (which must be disclosed to Buyers), have access thereto during normal business hours to examine, inspect and copy such Books and Records at Seller's expense; provided that such Person will give appropriate assurances that they will maintain the confidentiality of such Books and Records so inspected. Further, during such period, at the reasonable request(s) of duly authorized representatives or third party designees of Seller, Buyers shall, within a reasonable period of time and for any valid purpose, furnish to such Persons information relating to pre-Closing matters of the Business; in connection therewith, Buyers shall be compensated for such services at reasonable rates to be agreed upon by the parties.

                  (b) For a period of five (5) years after the Closing Date, or such longer period as required by law, if Seller desires to dispose of any of the Books and Records in its possession on the Closing Date that relate to the Business conducted prior to the Closing Date, notice to such effect shall be given by Seller to Buyers and Buyers shall be given an opportunity prior to any such disposition, at their cost and expense, to remove and retain all or any part of such Books and Records as a Buyer may select. During the period such Books and Records are preserved and kept by Seller, duly authorized representatives of Buyers shall, on reasonable prior notice, have access thereto during normal business hours to examine, inspect and copy such Books and Records at Buyers' expense.

                  11.4. Taxes.

                  (a) Buyers and Seller shall each be responsible for paying one-half of any and all transfer, conveyance, recording and similar fees or Taxes (including, without limitation, sales, use and real and personal property transfer Taxes) arising from the sale of the Transferred Assets pursuant to this Agreement (collectively "Transfer Taxes"). Seller shall compute the amount of any such Transfer Taxes and shall prepare and file the appropriate Tax Returns, if any, required in connection therewith. Seller shall deliver to Buyers a notice that sets forth its calculation of the amount of the Transfer Taxes and requests a payment of one-half of the amount due. The notice shall be delivered to Buyers not more than ten (10) Business Days prior to the due date of the Tax Return and Buyers shall remit to Seller the amount requested therein within five
(5) Business Days of receipt of such notice. If any amounts are refunded to Buyers or Seller with respect to the Transfer Taxes, then the receiving party shall remit one-half of such amounts within ten (10) Business Days of receipt of such amounts. If any additional amounts are paid by Buyers or Seller with respect to the Transfer Taxes, then the paying party shall send a written notice to the other party within ten (10) Business Days of making such payment. The other party shall pay one-half of such additional amounts within ten (10) Business Days of receipt of such written notice. Buyers shall be responsible for: (i) paying any and all payroll and other employee taxes associated with Hired Employees incurred in connection with periods after the Closing Date (and Seller shall be responsible for such costs arising at or prior to the Closing Date); and (ii) preparing and filing any Tax Returns in connection therewith for periods after the Closing.

                  (b) Except as provided in Section 11.4(a), Seller shall be liable for all Taxes relating to or incurred in connection with the operation of the Business, the liability of Seller or payments in respect thereof, or any other Taxes of Seller for any taxable period or portion thereof that ends on or before the Closing Date. Buyers shall be liable for all Taxes imposed on the Transferred Assets or the operation of the Business or the income therefrom for any taxable year or period or portion thereof that begins after the Closing Date. For purposes of Section 2.3(e) and this Section 11.4(b), in the case of any taxable period beginning before and ending after the Closing Date, the Taxes attributable to the portion of such taxable period ending on the Closing Date shall be (i) in the case of any Taxes other than Taxes based upon or related to receipts or income, the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to receipts or income, the amount of such Tax which would have been payable if the relevant taxable period ended on the Closing Date.

                  (c) From time to time after the Closing, the parties shall deliver to each other such information and data as any party may reasonably request, including that required in order to enable such party to complete and file all Federal, state and local forms that may be required to be filed by it and to complete all customary Tax and accounting procedures and otherwise to enable such party to satisfy its internal accounting, Tax and other requirements.

                  11.5. Employee and Employee Benefits.

                  (a) Buyers shall make offers of employment at the Closing to all Employees who remain employed by Seller or any Affiliate of Seller as of the Closing. Immediately after the Closing, each Employee who accepts such offer of employment (a "Hired Employee") shall be employed at base wages, incentive compensation, employee benefits and salaries which in the aggregate are no less favorable than the aggregate wages, incentive compensation, employee benefits and salaries currently being paid by Seller or such Affiliate to such Hired Employee, in a position with comparable responsibilities and at a location within a thirty (30) mile radius of the location where such Hired Employee is employed immediately prior to the Closing.

                  (b) All Hired Employees shall be eligible to participate in the Employee Benefit Plans of Buyer on the same basis as such Employee Benefit Plans are offered to employees having comparable positions with such Buyer. Buyers shall credit such Hired Employees for their length of service with Seller and its Affiliates for purposes of participation and vesting but not for purposes of benefit accrual under each Employee Benefit Plan to be provided by Buyers to such Hired Employees, to the same extent such service was recognized under a similar Employee Benefit Plan of Seller or its Affiliates, based on information provided by Seller.

                  (c) Except as provided herein, Seller and the applicable Affiliates shall remain responsible for the payment of all benefits accrued under the terms of the retirement plans of Seller and such Affiliates as of the Closing with respect to any Employee, including each Hired Employee. Except as provided herein, Buyers shall not at any time assume any liability for the benefits of any active or any terminated, vested or retired participants in the retirement plans of Seller and its Affiliates.

                  (d) Any pre-Closing workers' compensation claims shall continue to be handled by the insurance carrier of Seller and the applicable Affiliates of Seller.

                  (e) Seller and the applicable Affiliates of Seller shall retain the responsibility for payment of all medical, dental, health and disability claims, including workers' compensation claims, incurred by any Employee prior to the Closing and Buyers shall not assume any liability with respect to such claims. Buyers agree that any pre-existing condition clause in any of a Buyer's health or disability insurance policies shall not be applicable to Hired Employees; provided such Hired Employee is enrolled in the health and disability plans of Seller and its Affiliates as of the Closing. At or after the Closing, all medical, dental, health and disability claims, including workers' compensation claims, incurred by Hired Employees shall be determined under the Buyers' Employee Benefit Plans.

                  (f) Seller shall be responsible for providing any Employee whose "qualifying event", within the meaning of Section 4980B(f)(3) of the Code, occurs prior to the Closing Date (and such Employee's "qualified beneficiaries" within the meaning of Code Section 4980B(g)(1)) with continuation of group health coverage required by Code Section 4980B(f) ("Continuation Coverage") under the terms of the applicable group health plan maintained by Seller and to the extent required by law. Buyers shall be responsible for Continuation Coverage to any Hired Employee (and such Hired Employee's qualified beneficiaries) whose qualifying event occurs on or after the Closing Date to the extent required by law.

                  (g) Within 120 days following the Closing Date, Buyers shall establish or cause to be established a defined contribution plan intended to be qualified under Section 401(a) of the Code (the "Buyer 401(k) Plan") which shall contain such provisions as are necessary to accept a rollover (as defined in Code Section 402) of assets (including participant loans) from the 401(k) plan currently maintained by Seller (the "Seller 401(k) Plan").

                  (h) From the Closing Date until December 31, 2000, Seller shall permit Hired Employees to participate in the Employee Benefit Plans sponsored by Seller (other than the Seller 401(k) Plan) in which employees of the Business participated immediately prior to the Closing Date, provided that Buyers pay to Seller the reasonable and necessary cost to Seller of administering such Employee Benefit Plans with respect to Hired Employees, together with the premium costs of such Employee Benefit Plans applicable to such Hired Employees or the amount of claims with respect to Employee Benefit Plans which are self-insured, as the case may be.

                  (i) Neither Buyers nor Seller intend this Agreement to create any rights or interests, except as between Buyers and Seller, and no present, former or future employee of a Buyer or Seller shall be treated as a third party beneficiary by, in or under this Agreement.

                  11.6. Reserved Names.

                  (a) Rights Reserved By Seller. It is expressly agreed that Buyers are not acquiring any right, title or interest in the Reserved Names or the name of Seller or any Affiliate of Seller or any trade names, trademarks, logos or service marks of Seller or any Affiliate of Seller. Neither a Buyer nor any Affiliate of a Buyer shall make use of the Reserved Names or any other name of Seller or any Affiliate of Seller, or of any tradenames, trademarks, logos or service marks of Seller or any Affiliate of Seller, without Seller's prior written consent.

                  (b) Specific Performance. Seller and each of its Affiliates shall be entitled to specific performance of the provisions of this Section 11.6 in addition to any other remedies which it may have at law or in equity.

                  11.7. Authorization to Operate Under Seller's Health Care Licenses. If, notwithstanding Buyers' performance of their obligations under
Section 8.1 of this Agreement, a Buyer has been unable to obtain such health care licenses, permits, and registrations as are essential in order for it to operate the applicable portion of the Business ("Buyer's Essential Health Care Licenses"), then Seller shall take all reasonable actions necessary to authorize such Buyer, to the extent permitted under applicable law and subject to such other requirements as may pertain under applicable law, to operate such portion of the Business under Seller's Health Care Licenses until such time as the applicable

Regulatory Authorities grant the relevant Buyer's Essential Health Care Licenses to Buyer in its own name. In such circumstances, such Buyer shall enter into such arrangement(s) and remain obligated to consummate the transactions contemplated herein. Nothing herein, however, shall authorize or permit a Buyer to submit claims utilizing Seller's Medicare or Medicaid provider numbers.

                  11.8. Lease Guaranties. Buyers shall use commercially reasonable efforts to cause the Seller Guarantor to be released from its guarantee obligations on leases which are being assigned to a Buyer under this Agreement. In the absence of release, Buyers will indemnify and defend Seller Guarantor for any liabilities thereunder arising on or after the Closing Date and for which Seller Guarantor actually pays amounts thereunder.

                  11.9. Guarantees.

                  (a) Seller Guarantor hereby unconditionally and irrevocably guarantees to Buyers the full performance and compliance of Seller's obligation under this Agreement, the Transition Services Agreement and the Marketing Services Agreement (including any payment required to be made by Seller hereunder or thereunder).

                  (b) Buyers' Guarantor hereby unconditionally and irrevocably guarantees to Seller the full performance and compliance of Buyers' obligations to make payments pursuant to Section 14.3.

                  12. INDEMNIFICATION.

                  12.1. By Seller. From and after the Closing and subject to the limitations of this Article 12, Seller will indemnify and hold harmless Buyers, their Affiliates and any director, shareholder, employee or officer of a Buyer or any of its Affiliates (an "Indemnified Buyers' Party") from and against the following (referred to herein as the "Indemnified Buyers' Claims"):

                  (a) any and all damages, losses, claims, deficiencies, liabilities, costs and expenses (including, but not limited to, any interest, penalties, fines, reasonable attorneys' fees and costs and expenses incurred in the defense or settlement of any claims of an Indemnified Buyers' Party covered by this Article 12) incurred or suffered by any Indemnified Buyers' Party arising out of:

                  (i) the Excluded Liabilities;

                  (ii) any breach of a representation or warranty on the part of Seller contained in Article 5; provided, that for purposes of this Section 12.1(a)(ii) any qualification of such representations and warranties by reference to the materiality of matters stated therein, and any limitation of such representations and warranties as being "to the Knowledge of," or words of similar effect, shall be disregarded in determining any breach thereof, it being understood and agreed among the parties, however, that this proviso shall not be applicable to the representations and warranties set forth in Section 5.12 (f); or

                  (iii) any breach or nonfulfillment of any agreement or covenant to be performed by Seller pursuant to this Agreement; and

                  (b) any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and other expenses (including reasonable attorneys' fees and disbursements) incident to any of the foregoing or to the enforcement of this Section 12.1.

                  (c) Notwithstanding anything to the contrary contained herein:
(i) Seller shall not have any liability hereunder for the continuation after the Closing by a Buyer or any of its Affiliates of any policy, practice or procedure of Seller in effect prior to or on the Closing Date; (ii) Seller shall not have any liability hereunder for a breach of a representation or warranty contained in Article 5 arising out of the failure of Seller or a Buyer to receive, for any reason whatsoever (A) any approval, consent or license of any Regulatory Authority or (B) any consent which is required under any contractual arrangement as a result of the transactions contemplated by this Agreement, in each case to the extent the need to obtain such approval, license or consent was disclosed to Buyers; (iii) Seller shall not have any liability hereunder for a breach of a representation or warranty contained in Article 5 for any damage, loss, claim, deficiency, liability, cost or expense relating to the operation of the Business pursuant to any authority granted by Seller in accordance with Section 11.7 of this Agreement, under Seller's Health Care Licenses, except where the foregoing liabilities arose as a result of actions taken by Seller; and (iv) Seller shall not have any liability hereunder for punitive damages or any overhead or general administrative expenses or costs (direct or indirect) of any Indemnified Buyers' Party. Seller shall be entitled to all sources of recovery relating to an Indemnified Buyers' Claim, including any proceeds of any right of setoff of amounts then due and payable or counterclaim, and any insurance proceeds realized by the Indemnified Buyers' Party; provided, that such entitlement shall not diminish Seller's indemnity undertaking as and when due.

                  12.2. By Buyers. From and after the Closing and subject to the limitations of this Article 12, Buyers will indemnify and hold harmless Seller, its Affiliates and any director, shareholder, employee or officer of Seller or any of its Affiliates (an "Indemnified Seller Party"), from and against the following (referred to herein as the "Indemnified Seller Claims"):

                  (a) any and all damages, losses, claims, deficiencies, liabilities, costs and expenses (including, but not limited to, any interest, penalties, fines, reasonable attorneys' fees and costs and expenses incurred in the defense or settlement of any claims of an Indemnified Seller Party covered by this Article 12) incurred or suffered by any Indemnified Seller Party arising out of:

                  (i) the operation by a Buyer or any of its Affiliates of the Business from and after the Closing Date, including, without limitation (A) the operation of the Business pursuant to any authority granted by Seller in accordance with Section 11.7 of this Agreement, under Seller's Health Care Licenses or (B) the operation of the Business without having obtained an approval, consent or license from a Regulatory Authority;

                  (ii) the Assumed Liabilities;

                  (iii) any breach of a representation or warranty on the part of Buyers contained in Article 6; provided, that for purposes of this Section 12.2(a)(iii) any qualification of such representations and warranties by reference to the materiality of matters stated therein, and any limitation of such representations and warranties as being "to the knowledge of," or words of similar effect, shall be disregarded in determining any breach thereof; or

                  (iv) any breach or nonfulfillment of any agreement or covenant to be performed by Buyers pursuant to this Agreement; and

                  (b) any and all actions, suits, claims, proceedings, demands, assessments, judgments, costs and other expenses (including reasonable attorneys' fees and disbursements) incident to any of the foregoing or to the enforcement of this Section 12.2.

                  (c) Notwithstanding anything to the contrary contained herein, Buyers shall not have any liability hereunder for any punitive damages or any overhead or general administrative expenses or costs (direct or indirect) of any Indemnified Seller Party. Buyers shall be entitled to all sources of recovery relating to an Indemnified Seller's Claim, including any proceeds of any right of setoff of amounts then due and payable or counterclaim, and any insurance proceeds realized by the Indemnified Seller's Party; provided, that such entitlement shall not diminish Buyers' indemnity undertaking as and when due.

                  12.3. Entitlement to Indemnification, Exclusivity.

                  (a) Each Indemnified Buyers' Party or Indemnified Seller Party, as the case may be, shall be entitled to indemnity under Section 12.1(a)(ii) or 12.2(a)(iii), as applicable, for any and all claims as to which notice is given pursuant to Section 12.5 during the periods set forth in Section
12.6. The termination of the representations and warranties contained in this Agreement shall not affect the rights of any Indemnified Buyers' Party or Indemnified Seller Party, as applicable, to prosecute to conclusion any claim resulting from any breach of a representation or warranty as to which notice is given pursuant to Section 12.5 prior to the termination of such representation or warranty.

                  (b) Except with respect to claims of fraud, the indemnification provided in this Article 12 shall be the sole and exclusive remedy of any Indemnified Seller Party or Indemnified Buyers' Party in respect of breach of the representations and warranties of Seller and Buyers or the breach of any covenants of Seller or Buyers hereunder to be performed on or prior to the Closing.

                  12.4. Arbitration Procedure.

                  (a) Buyers and Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Article 12 (the "Disputes"). Nothing in this Section 12.4 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby acknowledge and agree that, except as otherwise provided in this Section 12.4 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the State of Delaware.

                  (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten (10) Business Days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within forty five (45) Business Days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

                  (c) Buyers and Seller each shall select one non-neutral arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Buyers' Arbitrator" and "Seller's Arbitrator," respectively). In the event that either party fails to select an arbitrator as set forth herein within twenty (20) days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Seller's Arbitrator and Buyers' Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 12.4. If Seller's Arbitrator and Buyers' Arbitrator are unable to agree on a third arbitrator within twenty (20) days after their selection, Seller's Arbitrator and Buyers' Arbitrator shall each prepare a list of three independent arbitrators. Seller's Arbitrator and Buyers' Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven (7) days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and Buyers' Arbitrator.

                  (d) The arbitrator(s) selected pursuant to paragraph (c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyers submit a claim for $1,000 and if Seller contests only $500 of the amount claimed by Buyers, and if the arbitrator(s) ultimately resolves the dispute by awarding Buyers $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 / 500) to Seller and 40% (i.e., 200 /500) to Buyers.

                  (e) The arbitration shall be conducted in Orlando, Florida under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than ninety (90) Business Days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

                  (f) Buyers and Seller may enforce any Final Determination in any state or federal court located in Orlando, Florida. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

                  (g) Any party required to make a payment pursuant to this
Section 12.4 shall pay the party entitled to receive such payment within three
(3) days of the delivery of the Final Determination to such responsible party. If any party shall fail to pay the amount of damages, if any, assessed against it within ten (10) days of the delivery to such party of such award, the unpaid amount shall bear interest from the date of such delivery at the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any such award.

                  12.5. Notice and Defense of Claims.

                  (a) Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action, arbitration or proceeding in respect of which indemnity may be sought on account of the indemnity agreement contained in this Article 12 (a "Third Party Claim"), the party seeking indemnification (the "Asserting Party") will notify in writing, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the "Defending Party"). Any such notice shall include a description of the Third Party Claim, an estimate of the amount of the claim if determinable, a reference to the Section of this Agreement under which indemnification is being sought (including, in the case of a claim under Sections 12.1(a)(ii), 12.1(a)(iii), 12.2(a)(iii) or 12.2(a)(iv), reference to the representation, warranty, covenant or other provision of this Agreement alleged to have been breached or nonfulfilled) and, if the Third Party Claim involves an Assumed Contract, the identity of such Assumed Contract. Except to the extent that the Defending Party is prejudiced thereby, the omission of such Asserting Party so to notify promptly the Defending Party of any such Third Party Claim shall not relieve such Defending Party from any liability which it may have to such Asserting Party in connection therewith, on account of the indemnity agreements contained in this Article 12. If any Third Party Claim shall be asserted or commenced, the

Asserting Party shall notify the Defending Party of the commencement thereof, the Asserting Party shall have the right to control the defense thereof, but the Defending Party will be entitled, at its expense, to participate therein, and in the settlement thereof, provided that the Defending Party shall be entitled, if it so elects, to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Defending Party's cost, risk and expense; provided that:

                  (i) the Defending Party must consult with the Asserting Party with respect to the handling of such Third Party Claim and the Defending Party must employ counsel reasonably satisfactory to the Asserting Party; and

                  (ii) the Defending Party shall not be entitled to assume control of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Asserting Party if (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Asserting Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental in any material respect to or injure in any material respect the Asserting Party's reputation or future business prospects, (C) the claim seeks an injunction or equitable relief against the Asserting Party, or (D) the claim relates to the intellectual property rights of the Asserting Party. With respect to the actions, lawsuits, investigations, proceedings and other claims that are the subject of this clause (ii), the Defending Party shall have the right to retain its own counsel (but the expenses of such counsel shall be at the expense of the Defending Party) and participate therein, and no Defending Party shall be liable for any settlement of any such action, proceeding or claim without its written consent (which consent shall not be unreasonably withheld or delayed).

                  (b) No Third Party Claim shall be settled by the Defending Party without the Asserting Party's prior written consent; provided however, that the Asserting Party shall not unreasonably withhold or delay its consent to any proposed settlement if (i) such proposed settlement involves only the payment of money and (ii) the Defending Party demonstrates to the reasonable satisfaction of the Asserting Party that it is able to pay the amount of such settlement and all related expenses. Each party will cooperate with the other party in connection with any such Third Party Claim, make personnel, books and records relevant to the Third Party Claim available to the other party, and grant such authorizations or limited powers of attorney to the agents, representatives and counsel of such other party as such party may reasonably consider desirable in connection with the defense of any such Third Party Claim.

                  (c) With respect to all Indemnified Buyers' Claims and Indemnified Seller Claims that do not constitute or involve Third Party Claims ("Non-Third Party Claims"), the party seeking indemnification will promptly notify in writing, the party from whom indemnification is sought. Any such notice shall include a description of the Non-Third Party Claim, an estimate of the amount of the claim, a reference to the Section of this Agreement under which indemnification is being sought (including, in the case of a claim under Sections 12.1(a)(ii), 12.1(a)(iii), 12.2(a)(iii) or 12.2(a)(iv), reference to the representation, warranty, covenant or other provision of this Agreement alleged to have been breached or nonfulfilled) and, if the Non-Third Party Claim involves an Assumed Contract, the identity of such Assumed Contract. Except to the extent that the indemnifying party is prejudiced thereby, the omission of such indemnified party to so notify promptly the indemnifying party of any such Non-Third Party Claim shall not relieve such indemnifying party from any liability which it may have to such indemnified party in connection therewith, on account of the indemnity agreements contained in this Article 12.

                  12.6. Survival of Representations and Warranties.

                  (a) The representations and warranties of Buyers contained in this Agreement or in any agreement, document or instrument delivered pursuant to this Agreement shall survive through April 30, 2001.

                  (b) The representations and warranties of Seller contained in this Agreement or in any agreement, document or instrument delivered pursuant to this Agreement shall survive through April 30, 2001; except with respect to representations and warranties made (i) pursuant to Sections 5.1 (Corporate Status), 5.2 (Corporate Authority), 5.3 (Non-Contravention), 5.4 (Title) and 5.9 (Brokers); such representations and warranties shall survive until April 30, 2005, and (ii) pursuant to Sections 5.6 (Taxes), 5.7 (Employee Benefits) and 5.12(a-e) (Health Care), such representations and warranties shall survive until 30 (thirty) days past the expiration of the applicable statute of limitations (including any extensions thereof), including in each case the remaking of such representations and warranties pursuant to Section 5.25.

                  12.7. Limitations on Indemnified Buyers Parties' Right to Indemnification.

                  (a) The maximum liability of Seller to indemnify the Indemnified Buyers' Parties for any and all Indemnified Buyers' Claims pursuant to Section 12.1(a)(ii) shall be limited to an aggregate amount equal to $2,900,000, except for breaches of the representations and warranties contained in Sections 5.1, 5.2, 5.4, 5.6, 5.9 and the last sentence of Section 5.25, for which there shall be no limitation.

                  (b) The Indemnified Buyers' Parties shall be entitled to seek indemnification for Indemnified Buyers' Claims pursuant to Section 12.1 from Seller only when the aggregate value of all such Indemnified Buyers' Claims of any and all of the Indemnified Buyers' Parties thereto exceeds $619,500, at which point Seller shall only be liable to the Indemnified Buyers' Parties for the value of any additional Indemnified Buyers' Claims over $619,500, except for breaches of the representations and warranties contained in Sections 5.1, 5.2, 5.4, 5.6, 5.9 and the last sentence of Section 5.25, for which there will be dollar for dollar indemnification without any minimum threshold.

                  12.8. Adjustment of Purchase Price. Any indemnification payments made pursuant to this Section 12 shall be treated by all parties as an adjustment to the purchase price paid hereunder.

                  13. NON-COMPETITION; NON-SOLICIT.

                  (a) For a period of thirty six (36) months after the Closing, within the United States, neither Seller nor any Affiliate of Seller will, directly or indirectly, alone or in conjunction with any other Person (i) engage in the (A) delivery of PBM Services, (B) delivery of oral pharmaceuticals delivered by common carrier, or (C) marketing or operation of a centralized pharmacy which dispenses to patients injectable pharmaceutical products through a common carrier (other than pharmaceuticals dispensed to treat persons with hemophilia or to provide parenteral or enteral nutrition therapies) (collectively, the "Proscribed Activities") or (ii) invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, any Person which provides a Proscribed Activity; provided however, that Seller or any Affiliate of Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any Person (but without otherwise participating in the activities of such Person) who is involved in a Proscribed Activity if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and provided further, that Seller or any Affiliate of Seller may, under any circumstance, provide charitable assistance to indigent persons.

                  (b) For a period of thirty six (36) months after the Closing neither Seller nor any Affiliate of Seller will solicit, directly or indirectly, the employment of any Employee or in any other targeted manner attempt to persuade any Employee to discontinue his or her relationship with a Buyer; provided, however, that this Section 13(b) shall not apply to solicitation by Seller or its Affiliates of: (i) any Employee who has been involuntarily terminated by a Buyer or any Affiliate thereof, (ii) where such solicitation is expressly consented to in writing by a Buyer in advance; or
(iii) any Employee, who has not been employed by a Buyer or any Affiliate thereof within the six (6) month period immediately prior to the effective date of such solicitation or rehiring by Seller or its Affiliate. For the purposes of this Section 13(b), "solicitation" does not include general employment solicitation activities by Seller and its Affiliates which are not directed at Employees, such as media advertisements and notices placed with or through employment agencies. Further, for a period of thirty six (36) months after the Closing, neither Seller nor any Affiliate of Seller will, without the prior written consent of Buyers, hire any of Dom Meffe, Don Howard, Amy Skatell, Tom Dervin or Rosemary McDermott.

                  (c) If at the time of enforcement of this Section 13, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Seller and Buyers agree that money damages would not be an adequate remedy for any breach of this Section 13. Therefore, in the event a breach or threatened breach of this Section 13, the parties or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Seller and Buyers agree that the restrictions contained in this
Section 13 are reasonable.

                  14. TERMINATION.

                  14.1. Termination. This Agreement may be terminated by Seller or Buyers at any time on or prior to the Closing Date (a) by the mutual written consent of Seller and Buyers, (b) by the non-defaulting party if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party which, if not cured, would excuse the performance hereof by the non-defaulting party, and such breach cannot be cured at or prior to August 31, 2000, (c) by any party hereto if the Closing has not taken place by August 31, 2000, and the party seeking to terminate this Agreement has not contributed in any material way to the failure of the Closing to occur by such date and (d) by Buyers if the consents to the transaction contemplated hereby from the creditor parties under the agreements specified in the initial six (6) items of Schedule - Seller's Consents (Part A) have not been obtained by June 30, 2000.

                  14.2. Effect of Termination. Except for the obligations contained in Sections 14.3, 15.2, 15.4, 15.6, 15.7, 15.9, 15.10, 15.12 and 15.14
which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 14.1, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders, partners or principals shall have any rights, liabilities or obligations hereunder or with respect hereto, except with respect to any breach of any covenant or obligation set forth in this Agreement prior to the date of such termination.

                  14.3. Liquidated Damages.

                  (a) If the transactions contemplated hereby are not consummated as a result of (i) the breach of the covenants, agreements, representations or warranties of a Buyer hereunder; or (ii) a termination hereof pursuant to Section 14.1(c) hereof prior to which Seller shall have substantially performed its obligations hereunder the performance of which are conditions to Buyers' obligation to consummate the transactions contemplated hereby, Buyers shall pay Seller as liquidated damages the amount of One Million Dollars ($1,000,000) plus expenses reasonably incurred by Seller and its Affiliates in connection with this Agreement and collection of such fee, not to exceed in the aggregate

Two Hundred Fifty Thousand Dollars ($250,000); provided, however, that no fee shall be payable pursuant to this Section 14.3(a) with respect to a termination referenced in clause (ii) hereof that occurs as a result of the failure of any of the conditions set forth in Section 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 10.2 or 10.3 hereof not having been theretofor satisfied other than as a result of the breach of this Agreement by a Buyer. Such fee shall be paid on the first Business Day after the termination date. If the above fee is paid as set forth above, such payment shall be the sole and exclusive remedy of Seller against Buyers hereunder.

                  (b) If the transactions contemplated hereby are not consummated as a result of (i) the breach of the covenants, agreements, representations or warranties of Seller hereunder; or (ii) a termination hereof pursuant to Section 14.1(c) hereof prior to which Buyers shall have substantially performed their obligations hereunder the performance of which are conditions to Seller's obligation to consummate the transactions contemplated hereby, Seller shall pay Buyers as liquidated damages the amount of One Million Dollars ($1,000,000) plus expenses reasonably incurred by Buyers and their Affiliates in connection with this Agreement and collection of such fee, not to exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000); provided, however, that no fee shall be payable pursuant to this Section 14.3(b) with respect to a termination referenced in clause (ii) hereof that occurs as a result of the failure of any of the conditions set forth in Section 10.1, 10.2, 10.3, 10.4, 9.2, 9.3, 9.4, 9.6, 9.9 or 9.10 hereof not having been theretofor satisfied other than as a result of the breach of this Agreement by Seller. Such fee shall be paid on the first Business Day after the termination date. If the above fee is paid as set forth above, such payment shall be the sole and exclusive remedy of Buyers against Seller hereunder. Notwithstanding anything herein to the contrary, this Section 14.3(b) shall in no way limit Buyers' remedies in the event of a breach of Section 7.9.

                  15. MISCELLANEOUS.

                  15.1. Amendment and Modification; Waiver of Provisions. This Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

                  15.2. Expenses. Except as otherwise expressly provided herein, the parties hereto agree that fees and out of-pocket expenses shall be paid as follows:

                  (a) fees and disbursements of counsel, consultants and accountants shall be paid by the party retaining such Persons;

                  (b) expenses related to filings under the HSR Act and obtaining all required Regulatory Authority approvals shall be paid the party incurring such expenses; and

                  (c) all other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  15.3. Successors and Assigns; Assignments. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. No party hereto may assign or transfer any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, and any such attempted assignment, transfer or delegation without such consent shall be null and void except that a Buyer may assign its rights (but not its obligations) under this Agreement and any of the provisions hereof without written consent of the other parties hereto (a) to any Affiliate of Buyer, or (b) for collateral security purposes to any lenders providing financing to Buyers (or its permitted assignees).

                  15.4. Confidentiality; Public Announcement.

                  (a) From and after the date of this Agreement, the parties hereto and their Affiliates shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby, except (i) to the extent this Agreement and such negotiations need to be disclosed to obtain approval of any Regulatory Authority, (ii) for disclosures made in accordance with the terms of this Agreement, (iii) to the extent required by applicable law, regulations or rules of any national securities exchange and (iv) that nothing shall prevent a party from notifying its employees, customers and suppliers that the transaction contemplated hereby has taken place (so long as no disclosure of the material terms of such transaction is made) and no notification or approval of any other party shall be necessary in connection therewith.

                  (b) Except as otherwise required by law, regulations or rules of any national stock exchange, the parties hereto shall each furnish to the other the text of all notices and communications, written or oral, proposed to be sent by the furnishing party regarding the transactions contemplated hereby. Except as otherwise required by law, regulations or rules of any national stock exchange, the furnishing party shall not send or transmit such notices or communications or otherwise make them public unless and until the consent of the other party is received, which consent shall not be unreasonably withheld or delayed.

                  (c) Buyers and Seller shall issue a mutually agreed press release following execution of this Agreement and following the Closing.

                  15.5. Notices. All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by courier, by telecopy or by mail (regular, certified or registered), postage prepaid, addressed as follows:

                  If to Seller:

                  Coram Healthcare Corporation
                  1125 Seventeenth Street, Suite 2100
                  Denver, Colorado  80202
                  Attention:  Chief Executive Officer
                  (303) 298-0047 (facsimile)

                  And to:

                  Coram Healthcare Corporation
                  1125 Seventeenth Street, Suite 2100
                  Denver, Colorado  80202
                  Attention:  Scott T. Larson, Esquire
                  (303) 298-0047 (facsimile)

                  Reed Smith Shaw & McClay LLP
                  435 Sixth Avenue
                  Pittsburgh, Pennsylvania  15219
                  Attention:  Eugene Tillman, Esquire/Frederick C. Leech,
                    Esquire
                  (412) 288-3063 (facsimile)

                  If to Buyers:

                  GTCR Golder Rauner, LLC
                  6100 Sears Tower
                  Chicago, IL  60606-6402
                  Attn:    Edgar D. Jannotta, Jr.
                           Ethan A. Budin
                  (312) 382-2201 (facsimile)

                  and to:

                  Kirkland & Ellis
                  200 E. Randolph Drive
                  Chicago, IL  60601
                  Attn:  Stephen L. Ritchie
                  (312) 861-2200 (facsimile)

                  and after Closing to the President of Buyers

or to such other address as a party may from time to time designate in writing in accordance with this Section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, or (b) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender, or (c) on the first Business Day after sending, if sent by courier or overnight delivery, or (d) on the third Business Day after sending, if sent by mail (regular, certified or registered), provided that notice of change of address shall be effective only upon receipt.

                  15.6. No Third Parties Benefited. This Agreement is made and entered into for the protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement or any of the documents executed in connection herewith.

                  15.7. Law Governing. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.

                  15.8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                  15.9. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  15.10. Entire Agreement. This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof by this reference, and the Transaction Documents, constitute the entire agreement between the parties and supersede and cancel any and all prior agreements between them relating to the subject matter hereof.

                  15.11. Time is of the Essence. Time is of the essence with respect to this Agreement, the transactions contemplated hereby and the obligations of the parties hereunder.

                  15.12. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

                  15.13. Consent to Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding instituted against such party under or in connection with this Agreement shall be brought exclusively in a court of competent jurisdiction of the State of Florida. By execution hereof, each party hereto irrevocably waives any objection to, and any right of immunity on the grounds of, improper venue, the convenience of the forum, the personal jurisdiction of such courts or the execution of judgments resulting therefrom. Each party hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such courts in any such action, suit or proceeding.

                  15.14. Waiver of Jury Trial. EACH OF SELLER AND BUYERS WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                  IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.



CURASCRIPT PHARMACY, INC.                   CURAFLEX HEALTH SERVICES, INC.


/s/ EDGAR D. JANNOTTA, JR.                  /s/ SCOTT R. DANITZ
---------------------------------           ---------------------------------
By: Edgar D. Jannotta, Jr.                  By: Scott R. Danitz
Title: President                            Title: Vice President and Treasurer





CURASCRIPT PBM SERVICES, INC.

/s/ EDGAR D. JANNOTTA, JR.
---------------------------------
By: Edgar D. Jannotta, Jr.
Title: President





CORAM HEALTHCARE CORPORATION, solely for purposes of Sections 7.9 and 11.9(a)



/s/ SCOTT T. LARSON
---------------------------------
By: Scott T. Larson
Title: Senior Vice President and Secretary





GTCR FUND VI, L.P., AS BUYERS' GUARANTOR, solely for purposes of Section 14.3


/s/ EDGAR D. JANNOTTA, JR.
---------------------------------
By: Edgar D. Jannotta, Jr.
Title: Principal